Exhibit 99.1

Transphorm to Uplist to the Nasdaq Capital Market

Trading Under the Ticker “TGAN” Expected to Begin on February 22, 2022

GOLETA, Calif.—February 17, 2022—Transphorm, Inc. (OTCQX: TGAN)—a pioneer in and global supplier of high reliability, high performance gallium nitride (GaN) power conversion products, announced today that its common stock has been approved for listing on the Nasdaq Capital Market® ("Nasdaq").

Trading on Nasdaq is expected to commence at the market open on February 22, 2022, and the shares will continue to trade under the ticker symbol "TGAN". The Company's shares will continue to trade on the OTCQX until trading on Nasdaq commences. Stockholders are not required to take any action as a result of the uplisting.

Commenting on the announcement, Primit Parikh, President and Co-Founder of Transphorm, stated, “Our uplisting to Nasdaq is a significant milestone for Transphorm and is a testament to the dedication and hard work of the Transphorm team, as well as our strong cooperation with our valued customers and partners to build one of the leading GaN companies in the world. This uplisting should raise the visibility of Transphorm in the capital markets and allow for increased sponsorship from worldwide institutional investors as well as increased liquidity in the trading volume of our stock."

Umesh Mishra, CTO and Co-Founder of Transphorm, commented, “This achievement and recognition represents a key benchmark for both GaN and Transphorm. With our world-leading innovations in GaN and robust IP portfolio of more than 1,000 patents, we are proud to be a world leader in GaN power conversion, which is the next large market for GaN since GaN LEDs and GaN RF transistors.”

Why GaN:

Power conversion, although ubiquitous anywhere electrical energy is converted from one form to another, is an inherently lossy process with wasted energy – be it a mobile or laptop charger, an electric vehicle drive train or charger, storage, and retrieval of energy in battery banks, renewable energy, motion control and robotics. With its fundamentally superior electrical energy saving and system size/weight reducing capabilities, GaN power semiconductors are fast becoming both the present and future of the multi-billion-dollar power semiconductor industry, versus traditional materials like Silicon and Silicon Carbide.

Why TGAN Wins:

Transphorm’s patented GaN platform differs from competitive solutions in ways that are crucial to power conversion application performance requirements – from 45W fast chargers/power adapters to 4kW gaming, datacenter server, crypto mining, and industrial power supplies to renewable/energy to higher power automotive converter and inverter applications through multi tens of kilowatt. Transphorm is one of the few high voltage GaN manufacturers that is vertically integrated, thereby controlling its GaN FET design(s) through innovation, epitaxial wafers (core starting material), and manufacturing process. This has led to Transphorm’s success with:

•Dominance in higher power products including crypto mining, gaming, data servers, industrial and renewable energy applications – as proven leading GaN supplier with kilowatt class products in the market, with a significant energy and environment impact. Over 50,000 metric tons of carbon emissions reduction expected with TGAN high power products just in 2022.
•Continued growth in low power adapters and fast chargers – high speed GaN performance with the ease of Silicon-like design.
•Best-in-class Quality + Reliability with high volume reproducibility and an automotive Q101 qualified product portfolio.

•Strong manufacturing footprint with its asset-light vertically integrated model.

Additionally, the company recently announced that product revenue increased sequentially for an eighth consecutive quarter and grew 220 percent year-over-year to a quarterly record of $3.6 million and shipped over one million SuperGaN® Gen IV FETs for 45 W to 300 W power adapter and fast charger applications in December 2021.

About Transphorm, Inc.
Transphorm, Inc., a global leader in the GaN revolution, designs and manufactures high performance and high reliability GaN semiconductors for high voltage power conversion applications. Having one of the largest Power GaN IP portfolios of more than 1,000 owned or licensed patents, Transphorm produces the industry’s first JEDEC and AEC-Q101 qualified high voltage GaN semiconductor devices. Transphorm’s vertically integrated device business model allows for innovation at every development stage: design, fabrication, device, and application support. Transphorm’s innovations are moving power electronics beyond the limitations of silicon to achieve over 99% efficiency, 40% more power density and 20% lower system cost. Transphorm is headquartered in Goleta, California and has manufacturing operations in Goleta and Aizu, Japan. For more information, please visit www.transphormusa.com. Follow us on Twitter @transphormusa and WeChat @ Transphorm_GaN.

Forward-Looking Statements
This press release contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning the Company’s expectation that the uplisting will raise the visibility of Transphorm in the capital markets, allow for increased sponsorship from investors, and allow for increased liquidity in the trading volume of the Company’s stock and the Company’s market position. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: risks related to Transphorm’s operations, such as additional financing requirements and access to capital; competition; the ability of Transphorm to protect its intellectual property rights; and other risks set forth in the Company’s filings with the Securities and Exchange Commission, including in the Company’s Quarterly Report on Form 10-Q filed on February 11, 2022. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

The SuperGaN mark is a registered trademark of Transphorm, Inc. All other trademarks are the property of their respective owners

Investor Contacts:
The Del Mar Consulting Group, Inc.
Robert B. Prag, President
(858) 794-9500
bprag@delmarconsulting.com

Company Contact:
Cameron McAulay
Chief Financial Officer
1-805-456-1300 ext. 140
cmcaulay@transphormusa.com